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                                                                    Exhibit 4.15


                   COMMERCIAL MANUFACTURING SERVICES AGREEMENT

                                     between

                               LONZA BIOLOGICS PLC

                                       and

                    CAMBRIDGE ANTIBODY TECHNOLOGY LIMITED/1/

















---------------
/1/*** indicates that text has been deleted, which is the subject of a confidential treatment request. This text has been separately provided to the SEC.

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THIS COMMERCIAL MANUFACTURING SERVICES AGREEMENT

is made the 23rd day of November 2001

BETWEEN

LONZA BIOLOGICS PLC of 228 Bath Road, Slough, Berkshire SL1 4DY, England (hereinafter referred to as "LB"), and

CAMBRIDGE ANTIBODY TECHNOLOGY Limited of The Science Park, Melbourn, Cambridge SG8 6JJ, UK (hereinafter referred to as the "Customer").

WHEREAS

A. Customer is the proprietor of cell lines known as ***, ***, ***, expressing Product and such other *** cell lines provided by Customer.

B. LB has expertise in the development, evaluation and production of monoclonal antibodies for therapeutic use using such cell lines; and

C. Customer and LB have entered into an agreement dated *** as amended to provide the services to produce clinical grade Product(s) from cell line(s) ("the Umbrella Agreement"), and

D. The parties now wish to agree a basis upon which LB will supply further Product for both clinical trials and/or in market supply.

NOW THEREFORE it is hereby agreed by and between the parties as follows:

1. In this Agreement, its recitals and Schedules hereto, words and phrases defined set out in Schedules 1, 4 and 5 hereto shall have the meanings set out therein.

2. This Agreement shall take effect on the Effective Date (as defined in Schedule 4) and shall continue until delivery of the *** scheduled for commencement of *** (as defined in Schedule 4) in 2004 pursuant to Schedule 4 unless terminated in accordance with Clause 9.1 or 9.3 of Schedule 5 or Clause 7 of Schedule 4 or extended pursuant to Clause 8 of Schedule 4 hereto.

3. LB agrees to carry out the Services subject to all terms set forth herein and Customer agrees to pay the Price therefor as provided in Schedule 3 together with any additional costs and expenses that fall due under
     Schedule 3 hereto.

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4.   4.1  Any notice or other communication to be given under this Agreement shall be delivered personally or sent by first class pre-paid post or facsimile transmission addressed as follows:

          If to Customer, to:
          Cambridge Antibody Technology Ltd
          The Science Park
          Melbourn
          Cambridgeshire SG8  6JJ
          For the attention of: Company Secretary
          Facsimile: 01763 263413

          If to LB, to:
          Lonza Biologics plc
          228 Bath Road
          Slough
          Berkshire SL1 4DY
          England
          For the attention of: Head of Legal Services
          Facsimile: 01753 777001

          or to such other destination as either party hereto may hereafter notify to the other in accordance with the provisions of this clause.

     4.2 All such notices or other communications shall be deemed to have been served as follows:

          4.2.1 if delivered personally, at the time of such delivery;

          4.2.2 if sent by first class pre-paid post, five (5) business days (Saturdays, Sundays and Bank or other public holidays excluded) after being placed in the post;

          4.2.3 if sent by facsimile upon receipt of the transmission confirmation slip showing completion of the transmission; or

          4.2.4 if by express mail or by courier within two (2) business days after being despatched.

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AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written

Signed for and on behalf of
LONZA BIOLOGICS PLC                    ----------------------------------

                                                                          Title
                                       ----------------------------------

Signed for and on behalf of
CAMBRIDGE ANTIBODY TECHNOLOGY LIMITED  ----------------------------------

                                                                          Title
                                       ----------------------------------

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                                   SCHEDULE 1

For the purposes of this Agreement

"Cell Line" shall mean the *** cell lines ***, ***, *** or such other *** cell lines as may be provided by Customer

"Product" shall have the meaning given in Schedule 5.

A.   Draft Specification for Bulk Purified Product

     As agreed for ***, *** and *** pursuant to the Umbrella Agreement.

     To be agreed with Customer for each other Cell Line, as appropriate.

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                                   SCHEDULE 2
                                    SERVICES

1. STAGE 1 PRODUCTION OF***) cGMP BATCHES AT *** SCALE AND *** cGMP BATCHES AT *** SCALE

     1.1  Objectives

          1.1.1 To produce *** of cGMP Product at the *** scale and *** cGMP Batches at *** scale for the term of this Agreement.

     1.2. Activities

          The activities, which are more particularly described in the various relevant Request for Services memoranda (technical agreements) agreed under the Umbrella Agreement, shall typically include:

          1.2.1 Recover ***vial of the appropriate Cell Line from the Master or Working Cell Bank and expand to inoculate a *** or *** fermenter as appropriate.

          1.2.2 Carry out airlift fermentation at either *** or *** scale as appropriate.

          1.2.3 Lay down a Post-Production Cell Bank (PPCB) by removing the cells at intervals from the fermentation. This bank will be available for testing as required by Customer.

          1.2.4 Clarify broth and concentrate supernatant as required.

          1.2.5 Purify concentrate using appropriate purification procedure.

          1.2.6 Test Product against draft specification.

          1.2.7 Undertake Quality Assurance review of lot documentation.

          1.2.8 Provide Customer with a consolidated batch record which will include a list of any deviations that may have arisen during production of the Product and a complete certificate of analysis.

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          1.2.9 Review requirements (if any) for Process modifications in order to meet the draft Specification for manufacture of subsequent lots. Such modifications are subject to written agreement by Customer.

          1.2.10 Deliver the Product as instructed by Customer.

     1.3  Timescale

          It is estimated that the consolidated batch record will be issued *** from the Out of Freeze Date.

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                                   SCHEDULE 3
                           PRICE AND TERMS OF PAYMENT

1.   Price

     In consideration of LB carrying out the Services Customer shall pay LB the Price for each Batch of Product, as determined by reference to the following:

     1.1 The Price for *** Product with an *** (as defined in Schedule 4) in *** shall be:

          ***per *** Batch; and

          *** per *** Batch.

     1.2 On 1st January of each Calendar Year beginning 2003, the Price for each Batch of Product will be increased as set out below, and such Price shall be effective for *** Product with an *** on and from 1st January of the Calendar Year in question.

     1.3 The Price for *** Product for a given Calendar Year shall be equal to the Price for *** Product for the preceding Calendar Year adjusted in accordance with ************

     1.4  The Price determined in accordance with Clause 1.3:

          1.4.1 shall apply to *** Product with an *** during the Calendar Year in question, *** have been placed for *** prior to the date upon which it becomes effective.

          1.4.2 shall be notified by LB to Customer in writing not later than the date upon which it becomes effective.

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     1.5  For the avoidance of doubt in no event shall the Price for *** Product be less than the figures quoted in Clause 1.1.

     1.6  Exceptional Items

          In addition to the increase in the Price for *** Product pursuant to Clauses 1.1 to 1.5 inclusive, additional alterations shall be made to the Price for each Batch of Product to cover:

          (a) exceptional items of cost of raw materials or utilities other than equipment and capital cost items are demonstrated to the reasonable satisfaction of Customer and such exceptional costs are agreed in advance as being incurred in the provision of the Services by LB or

          (b) capital items that may be required due to change in process or specifications that are initiated by Customer (which shall be paid for by Customer) and changes in FDA or other regulatory guidelines which may require capital expenditure specifically for the manufacture of Product (which shall be paid for by Customer). No other capital equipment charges shall be paid for by Customer.

2.   Payment

     Customer shall pay the Price for each Batch of Product to LB as follows:

     (a)  *** of the Price for *** on the ***

     (b)  *** of the Price for *** upon *** Schedule 2.

     Payment by Customer of the Price for each Batch shall be made by *** of issue of LB's invoices by mail and facsimile following the events referred to in (a) or (b) above.

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                                   SCHEDULE 4
                                  SPECIAL TERMS

1.   Definitions

     For the purposes of this Agreement:

     1.1 "Batch" shall mean the quantity of Product obtained from one airlift fermentation carried out in accordance with cGMP at *** scale or at *** scale.

     1.2 "Calendar Year" shall mean a period of twelve (12) calendar months commencing on the 1st January.

     1.3 "Effective Date" shall mean the date of signature by the parties of this Agreement.

     1.4 "Out of Freeze" shall mean the recovery of the cryopreserved cells from an ampoule of the manufacturing working cell bank in order to commence activities for the production of a Batch.

     1.5 "Out of Freeze Date" shall mean in relation to any Batch the scheduled date for Out of Freeze determined or agreed pursuant to Clause 4 of this Schedule 4.

2.   Minimum Order Quantities

     Customer shall order and LB shall carry out the Services to commence Out of Freeze for at least ***Batches at *** scale in each of the years 2002, 2003, 2004 and at least *** batch at *** scale in each of the years 2003 and 2004. These Batches shall be referred to as the Minimum Order for the purposes of this Agreement.

3.   Additional Product Over and Above Minimum Orders

     3.1  In addition to the Minimum Order, Customer may request LB to supply:

          3.1.1 up to *** additional Batches at *** scale for commencement of Out of Freeze in each of the years 2002, 2003, and 2004; and

          3.1.2 up to *** additional Batch at *** scale for commencement of Out of Freeze in each of the years 2003 and 2004.


     3.2 LB acting in good faith shall use all reasonable efforts to schedule slots to accommodate such Customer request(s) for additional Batches having regard to its other customer and maintenance planned commitments but for the avoidance of doubt LB shall have no obligation to perform Services in relation to any such additional Batches unless such additional Batches

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          become included in a Binding Schedule (as defined below) pursuant to
          Clause 4.2 of this Schedule 4.

4.   Ordering Procedures

     4.1  Customer will serve its written request for (a) the Minimum Order and
          (b) any additional Batches pursuant to Clause 3 of this Schedule 4:

          4.1.1 for the year 2002, no later than ***; and

          4.1.2 for subsequent Calendar Years, no later than ***

          such request shall in each case include Customer's preferred dates for Out of Freeze for each Batch requested (and the Customer hereby acknowledges that as at the Effective Date the parties anticipate that in relation to any Batch it will take approximately *** months from the Out of Freeze Date to complete the Services).

     4.2 Within *** of the final date for service of Customer's request in accordance with Clause 4.1, LB shall review the request and issue to Customer a schedule for carrying out the Services in relation to (a) each of the relevant Minimum Order Batches and (b) such of any additional Batches requested as LB is able to accommodate ("a Binding Schedule") which Binding Schedule will, inter alia, record the Out of Freeze Date for each relevant Batch.

     4.3 4.3.1 Subject to Clause 4.4 below, each Binding Schedule issued by LB shall as far as commercially reasonable accommodate Customer's requested preferred dates for Out of Freeze.

          4.3.2 No Binding Schedule shall be changed without the written agreement of both parties.

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     4.4  4.4.1 Failure of Customer to serve a request for the Minimum Order in accordance with Clause 4.1 of this Schedule 4 shall not constitute a breach of this Agreement but will entitle LB to issue a Binding Schedule for the Minimum Order without further reference to Customer.

          4.4.2 For the avoidance of doubt failure of Customer to serve a request for any additional Batches in accordance with Clause 4.1 of this Schedule 4 shall not constitute a breach of this Agreement but in such circumstances LB shall have no obligation in relation to any additional Batches (beyond the Minimum Order) pursuant to Clause 3.2 of this Schedule 4 or otherwise.

     4.5  4.5.1 For the avoidance of doubt the issue of a Binding Schedule shall constitute and confirm a binding commitment by Customer to pay for and a binding commitment by LB to provide Services for the Minimum Order Batches and any additional Batches specified in each Binding Schedule.

          4.5.2 For the avoidance of doubt:

                4.5.2.1 Customer shall not be entitled to change a Binding
                        Schedule except pursuant to Clause 5, 6 or 7 of this
                        Schedule 4;

                4.5.2.2 nothing in Clause 4.5.2.1 shall prohibit LB and Customer agreeing to change a Binding Schedule (such agreement to be in writing).

5.   Cancellation of Batch

     5.1 Customer may cancel a Batch included in a Binding Schedule by notice in writing to LB subject to payment to LB as follows:


          (i) Where notice to cancel is served within *** of *** Customer shall pay ***% of the Price for such Batch.

          (ii) Where notice to cancel is served between *** and *** of the *** Customer shall pay *** of the Price for such Batch.

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     5.2  Following cancellation of a Batch and payment by Customer in accordance with Clause 5.1 LB shall use reasonable efforts acting in good faith to seek an alternative customer or customers to purchase (rather than rescheduling existing commitments) the relevant capacity which had previously been reserved for Customer pursuant to a Binding Schedule for such Batch and in respect of which a fee has been paid by Customer pursuant to Clause 5.1. If LB is successful in so mitigating its loss, then LB shall promptly certify to Customer the actual mitigation of loss achieved and the cancellation fee paid by Customer for the relevant Batch shall be reduced to reflect the extent of the such mitigation. Whether or not LB is successful in so mitigating its loss(es) Customer shall pay LB's reasonable administration costs in respect of the reasonable efforts taken. Customer may require LB's independent accountant to inspect LB's records to verify such costs at its own expense.

6.   Rescheduling and Substitution

     6.1 In the event Customer wishes to reschedule rather than cancel a Batch included in a Binding Schedule Customer shall make such request to LB in writing. LB acting in good faith shall use all reasonable efforts to reschedule to accommodate such request having regard to LB's other customer and maintenance planned commitments provided that the request is received not less than *** months before the Out Of Freeze Date of the relevant Batch and only where such rescheduling would not result in either the commencement of manufacture of the rescheduled Batch being delayed until the next calendar year or the creation of unsold capacity for LB. LB may charge Customer and Customer shall in such circumstances pay LB's reasonable administration costs related to arranging any such rescheduling.

     6.2 Customer may substitute a Batch of one Product included in a Binding Schedule with a Batch of another substituted Product provided that:

          6.2.1 a written request to do so is received by LB not less than ***months before the Out of Freeze Date of the original Batch; and

          6.2.2 all documentation and materials which LB may require in order to carry out the Services in relation to such substituted Product has been received and approved by LB no later than the date ***months before the Out of Freeze Date of the original Batch.

7.   Termination

     7.1 Customer may terminate this Agreement at any time by ninety (90) days notice in writing on the following terms:

          7.1.1 Customer shall pay one ***% of the Price for each Batch where Customer's notice to terminate is served within six (6) months of the Out of Freeze Date of any Batch(es) included in a Binding Schedule and;

          7.1.2 Customer shall pay ***% of the Price for each Batch where Customer's notice to terminate is served between seven (7) to twelve (12) months of the Out of Freeze Date for any Batch(es) included in a Binding Schedule such sums to be paid upon service of the relevant notice to terminate.

     7.2 Following termination of this Agreement and payment by Customer in accordance with Clause 7.1 LB shall use reasonable efforts acting in good faith to seek an alternative customer or customers to purchase (rather than rescheduling existing commitments) capacity which had previously been reserved for Customer pursuant to a Binding Schedule and in respect of which a termination fee has been paid by Customer. If LB is successful in so mitigating its loss, then LB shall promptly certify to Customer the actual mitigation of loss achieved and the termination fee paid by Customer for the relevant Batch shall be reduced to reflect the extent of the such mitigation. Whether or not LB is successful in so mitigating its loss(es) Customer shall pay LB's reasonable administration costs in respect of the reasonable efforts taken. Customer may require LB's independent accountant to inspect LB's records to verify such costs at its own expense.

     7.3  Clause 9.2 of Schedule 5 shall not apply to this Agreement.

8.   Extension

     Customer may extend this Agreement to allow for the provision of Services by LB for a further two (2) year period by written notice to LB served no later than 30th June 2003. Such extension of this Agreement will be on same terms mutatis mutandis as those set out including those for increases in Price for each Batch of Product but excluding this Clause 8 for extension.

                                   Schedule 5

                      STANDARD TERMS FOR CONTRACT SERVICES
                              FOR GS NS0 CELL LINES
                    FOR CAMBRIDGE ANTIBODY TECHNOLOGY LIMITED

1.   Interpretation
     1.1  In these Standard Terms, unless the context requires otherwise :
          1.1.1 "Affiliate" means any Company, partnership or other entity which directly or indirectly controls, is controlled by or is under common control with the relevant party to this Agreement. "control" means the ownership of more than fifty percent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the party in question.
          1.1.2 "Agreement" means any contract between LB and Customer incorporating these Standard Terms.
          1.1.3 "Cell Line" means such GS NS0 cell lines as are supplied by Customer to LB from time to time and in respect of which LB agrees to perform Services, and which have been constructed by Customer in accordance with the GS Agreement. Further particulars of the Cell Line(s) will be detailed between the parties at the time of their supply to LB. Such Cell Line(s) once supplied will be used by LB for the purposes of providing Services to customer in accordance with the terms and conditions of this Agreement
          1.1.4 "Customer" means Cambridge Antibody Technology Limited of the Science Park, Melbourn, Cambridgeshire
          1.1.5 "Customer Information" means all technical and other information not known to LB relating to the Cell Line, the Process and the Product supplied by Customer to LB.
          1.1.6 "Customer Tests" means the tests to be carried out on the Product immediately following receipt of the Product by
                Customer, particulars of which are set out in Schedule 1.
          1.1.7 "GMP" means Good Manufacturing Practices and General LB Products
                Standards as promulgated under the US Federal Food Drug and
                Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC. LB' operational quality standards are defined in internal GMP policy documents and are based on LB' interpretation of the GMP legislation for bulk clinical grade biologicals. Additional product-specific development documentation and validation work may be required to support regulatory applications to conduct clinical trials or market a product.
          1.1.8 "LB Know-How" means all technical and other information relating to the Process known to LB from time to time other than confidential Customer Information.
          1.1.9 "Patent Rights" means all patents and patent applications of any kind throughout the world relating to the Process which from time to time LB is the owner of or is entitled to use.
          1.1.10 "Price" means the price agreed pursuant to the provisions of
                Schedule 3 for the Services.
          1.1.11 "Process" means the process for the production of the Product from the Cell Line, including any improvements thereto from time to time.
          1.1.12 "Product" means all or any part of the product (including any sample thereof) expressed by the Cell Line and of which Customer is the proprietor.
          1.1.13 "Services" means all or any part of the services the subject of the Agreement (including, without limitation, cell culture evaluation, purification evaluation, master, working and extended cell bank creation, and sample and bulk production), particulars of which are set out in Schedule 2.
          1.1.14 "Special Term" means any term additional or supplemental to these Standard Terms from time to time agreed in writing between LB and Customer. Particulars of any Special Terms at the date of the Agreement are set out in Schedule 4.
          1.1.15 "Specification" means the specification for Product, particulars of which are set out in Schedule 1.
          1.1.16 "Terms of Payment" means the terms of payment specified in
                Schedule 3.
          1.1.17 "Testing Laboratories" means any third party instructed by LB to carry out tests on the Cell Line or the Product.

     1.2 Unless the context requires otherwise, words and phrases defined in any other part of the Agreement shall bear the same meanings in these Standard Terms, references to the singular number include the plural and vice versa, references to Schedules are references to schedules to the Agreement, and references to Clauses are references to clauses of these Standard Terms.
     1.3 In the event of a conflict between a Special Term and these Standard Terms, the Special Term shall prevail.

2.   Applicability of Standard Terms
     2.1 From time to time Customer shall notify LB of its intention to contract with LB for the supply of all or part of the Services set out in Schedule 2 hereto, in respect of a given Cell Line. The parties shall identify the detailed particulars of the Cell Line, identify the Product, agree the extent of the Services to be performed and the Price for such Services. Such agreement and particulars shall be reduced to writing and approved by both parties.
     2.2 These Standard Terms shall apply to every Agreement for the Services requested by Customer relating to the Cell Line(s) or Product(s). LB shall not be bound by any terms which may be inconsistent with these Standard Terms and the Special Terms in relation to such Services. No variation of or addition to these Standard Terms and the Special Terms or any other term of an Agreement shall be effective unless in writing and signed for and on behalf of LB.
     2.3 A binding contract shall only be created when both parties have agreed in writing to the performance of identified Services in relation to an identified Product and Cell Line.

3.   Supply of the Cell Line
     3.1 Prior to or immediately following the date of the Agreement Customer shall supply to LB Customer Information, together with full details of any known hazards relating to the Cell Line, its storage and use. On review of this Customer Information, the Cell Line shall be provided to LB at LB's request. Property in the Cell Line supplied to LB shall remain vested in Customer.
     3.2 Customer hereby grants LB the non-exclusive right to use the Cell Line and Customer Information for the purpose of the Agreement. LB hereby undertakes not to use the Cell Line or Customer Information (or any part thereof) for any other purpose.
     3.3  LB shall:
          3.3.1 keep the Cell Line and Customer Information secure and safe from loss and damage in such manner as LB shall in its sole discretion determine;
          3.3.2 not part with possession of the Cell Line, Customer Information or the Product, save for the purpose of tests at the Testing Laboratories; and
          3.3.3 procure that all Testing Laboratories are subject to obligations of confidence no less onerous than those obligations of confidence imposed on LB under these Standard Terms.
     3.4  Customer warrants to LB that:
          3.4.1 on the date of signature of this agreement it believes that it is and shall throughout the duration of the Agreement remain entitled to supply the Cell Line and Customer Information to LB; and
          3.4.2 save in relation to the authorised use of the Materials (as defined in the agreement dated 15 March 1995 made between Customer and Celltech Therapeutics Limited, which agreement was novated in favour of LB with effect from 27 July 1996) as to which no such warranty is given by Customer, Customer believes the use by LB of the Cell Line and Customer Information does not and will not infringe any rights (including, without limitation, any intellectual or industrial property rights) vested in any third party.
     3.5 Subject to the obligations of the parties in Clause 3.6, Customer undertakes to indemnify and to maintain LB promptly indemnified against any direct loss, damage, costs and expenses of any nature (including court costs and reasonable legal fees), that LB may suffer arising out of any third party claims which allege that the use by LB of the Cell Line or Customer Information infringes any rights (including, without limitation, any intellectual or industrial property rights) vested in such third party.
     3.6 Without prejudice to Customers obligations in Clause 3.5 to indemnify LB, in the event Customer becomes aware of any matter which might affect its ability to give the warranty set out in Clause 3.4, Customer shall promptly notify LB of the particulars of such matter. The parties shall promptly discuss means, whether by licensing or otherwise, by which such matter can be satisfactorily addressed.

          In the event the parties are not able to reach agreement on such matter within a period of 60 (sixty) days, either party may by 30 (thirty) days notice in writing to the other, terminate the Services.
     3.7 As at the date of this Agreement, LB has not received notice to its Corporate or Legal Departments of any claim by a third party, which affects LB performance of the Services, that the use of the LB Know How or the Patent rights infringes intellectual property rights vested in any third party.
          In the event LB receives notice of such a claim LB shall promptly notify Customer of the particulars of such claim. The parties shall promptly discuss means, whether by modifications to the Process, licensing or otherwise, by which such matter can be satisfactorily addressed.
          In the event the parties are not able to reach agreement on such matter within a period of 60 (sixty) day, either party may, by 30 (thirty) days notice in writing to the other, terminate the Services.
     3.8 Subject to the limitations of Clause 7.3 and subject to the obligations of the parties set out in Clause 3.7, in the event Customer suffers loss or damage as a result of any claim brought by a third party against Customer by virtue of infringement of intellectual property rights vested in that third party by the use of LB Know How or the patent rights in performance of the Services, LB agrees to indemnify Customer in respect of such loss or damage suffered as a direct result of such claim.
     3.9 The obligations of the parties under this Clause 3 shall survive the termination for whatever reason of the Agreement.

4.   Provision of the Services
     4.1 LB shall carry out the Services as provided in Schedule 2 (in so far as they are agreed in respect of any particular Cell Line) and shall use all reasonable endeavours to achieve the estimated timelines therefor.
     4.2 Due to the unpredictable nature of the biological process involved in the Services, the timescales set down for the performance of the Services (including without limitation the dates for production and delivery of Product) and the quantities of Product for delivery set out in Schedule 2 are estimated only.
     4.3 Subject to LB's obligations in Clause 4.1 Customer shall not be entitled to cancel any unfulfilled part of the Services or to refuse to accept the Services on grounds of late performance, late delivery or failure to produce the estimated quantities of Product for delivery. LB shall not be liable for any loss, damage, costs or expenses of any nature, whether direct or consequential, occasioned by:
          4.3.1 any delay in performance or delivery howsoever caused; or
          4.3.2 any failure to produce the estimated quantities of Product for delivery.
     4.4 LB shall comply with all statutory, regulatory and similar legislative requirements from time to time applicable to the Services under the laws of England. If Customer requests LB to comply with any foreign statutory, regulatory or similar legislative requirements LB shall use reasonable commercial endeavours to do so provided that :
          4.4.1 Customer shall be responsible for informing LB in writing of the precise foreign requirements which Customer is requesting LB to observe;
          4.4.2 such foreign requirements do not conflict with any mandatory requirements under the laws of England;
          4.4.3 LB shall be under no obligation to ensure that such written information complies with the applicable requirements of any foreign jurisdiction; and
          4.4.4 all costs and expenses incurred by LB in complying with such foreign requirements shall be charged to Customer in addition to the Price.
     4.5 Delivery of Product shall be ex-works. Risk in and title to Product shall pass on delivery. Transportation of Product, whether or not under any arrangements made by LB on behalf of Customer, shall be made at the sole risk and expense of Customer.
     4.6 Unless otherwise agreed, LB shall package and label Product for delivery ex-works. It shall be the responsibility of Customer to inform LB in writing in advance of any special packaging and labelling requirements for Product. All additional costs and expenses of whatever nature incurred by LB in complying with such special requirements shall be charged to Customer in addition to the Price.

5.   Transportation of Product and Customer Tests
     5.1 If requested by Customer, LB will (acting as agent of Customer for such purpose) arrange the transportation of Product from LB's premises to the destination indicated by Customer subject to Customer providing full insurance cover for Product in transit at its invoiced value, which cover is also taken for the benefit of LB or includes a waiver by the insurer of its subrogation rights against LB in LB's capacity as Customer's agent. All additional costs and expenses of whatever nature incurred by LB in arranging such transportation shall be charged to Customer's account in addition to the Price.

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     5.2  Where LB has made arrangements for the transportation of Product,
          Customer shall diligently examine the Product as soon as practicable after receipt. Notice of all claims (time being of the essence) arising out of :
          5.2.1 damage to or total or partial loss of Product in transit shall be given in writing to LB and the carrier within three (3) business days of delivery; or
          5.2.2 non-delivery shall be given in writing to LB within ten (10) business days after the date of LB's despatch notice, provided such despatch notice has been received within that period by Customer.
     5.3 Immediately upon receipt of Product, Customer shall carry out Customer Tests. If the Product in question is released against Specification (as opposed to the Specification being in draft form) and Customer Tests show that the Product fails to meet Specification, Customer shall give LB written notice thereof within forty-two (42) days from the date of delivery of the Product ex-works and shall return such Product to LB's premises for further testing. In the absence of such written notice Product shall be deemed to have been accepted by Customer as meeting Specification. If LB is satisfied that Product returned to LB fails to meet Specification and that such failure is not due (in whole or in part) to acts or omissions of Customer or any third party after delivery of such Product ex-works, LB at Customer's discretion, shall either refund that part of the Price relating to the Product in question or replace such Product at the cost and expense of LB as soon as reasonably possible. Customer expressly acknowledges LB shall have regard to its pre-existing contractual commitments to third parties in the event Customer elects to have Product replaced and that such regard may result in a delay in the replacement of Product. In the event LB is obliged to replace Product pursuant to this Clause 5.3, LB shall in addition re-imburse Customer for its reasonable out of pocket costs incurred in testing such replacement Product.
     5.4 If there is any dispute concerning whether Product returned to LB fails to meet Specification or whether such failure is due (in whole or in part) to acts or omissions of Customer or any third party after delivery of such Product ex-works, such dispute shall be referred to the Chief Executive or President (or their equivalent) of each party, who shall negotiate in good faith, during a period of no more than thirty (30) days, to resolve such dispute. In the event the parties cannot resolve any dispute by such internal discussion, such dispute shall be referred for decision to an independent expert (acting as an expert and not as an arbitrator) to be appointed by agreement between LB and Customer or, in the absence of agreement by the President for the time being of the Association of the British Pharmaceutical Industry. The costs of such independent expert shall be borne equally between LB and Customer. The decision of such independent expert shall be in writing and, save for manifest error on the face of the decision, shall be binding on both LB and Customer.
     5.5 The provisions of Clauses 5.3 and 5.4 shall be the sole remedy available to Customer in respect of Product that fails to meet Specification.

6.   Price and Terms of Payment
     6.1  Customer shall pay the Price in accordance with the Terms of Payment.
     6.2 Unless otherwise indicated in writing by LB, all prices and charges are exclusive of value added tax or of any other applicable taxes, levies, imposts, duties and fees of whatever nature imposed by or under the authority of any government or public authority, which shall be paid by Customer. All invoices are strictly net and payment must be made within *** of date of invoice. Payment shall be made without deduction, deferment, set-off, lien or counterclaim of any nature.
     6.3 Time for payment shall be of the essence. In default of payment on due date :
          6.3.1 interest shall accrue on any amount overdue at the rate of ***% per annum above the Base Rate from time to time of Midland Bank plc, interest to accrue on a day to day basis both before and after judgement; and
          6.3.2 LB shall, at its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend the provision of the Services or to treat the Agreement as repudiated by notice in writing to Customer exercised at any time thereafter.

7.   Warranty and Limitation of Liability
     7.1  LB warrants that :
          7.1.1 the Services shall be performed in accordance with Clause 4.1;
                and
          7.1.2 the Product shall meet Specification, save where the Specification is stated to be in draft form when LB shall be obliged only to use all reasonable endeavours to produce Product that meets Specification.

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     7.2  Clause 7.1 is in lieu of all conditions, warranties and statements in respect of the Services and/or the Product whether expressed or implied by statute, custom of the trade or otherwise (including but without limitation any such condition, warranty or statement relating to the description or quality of the Product, its fitness for a particular purpose or use under any conditions whether or not known to
          LB) and any such condition, warranty or statement is hereby excluded.
     7.3 Without prejudice to the terms of Clauses 5.5, 7.2, 7.4 and 7.6, and any Special Term, the liability of LB for any loss or damage suffered by Customer as a direct result of any breach of the Agreement or of any other liability of LB (including misrepresentation and negligence) in respect of the Services (including without limitation the production and/or supply of the Product) shall be limited to the payment by LB of damages which shall not exceed pounds sterling (pound)***.
     7.4 Subject to Clause 7.6, LB shall not be liable for the following loss or damage howsoever caused (even if foreseeable or in the contemplation of LB or Customer) :
          7.4.1 loss of profits, business or revenue whether suffered by Customer or any other person; or
          7.4.2 special, indirect or consequential loss, whether suffered by Customer or any other person; and
          7.4.3 any loss arising from any claim not being a claim arising from breach of the warranties in Clause 7.1 made against Customer by any other person.
     7.5 Customer shall indemnify and maintain LB promptly indemnified against any direct loss, damage costs or expenses of any nature (including court costs and reasonable legal fees) or other liabilities whatsoever (including those arising out of claims or actions by third parties) in respect of :
          7.5.1 any liability under the Consumer Protection Act 1987, unless such liability is caused by the negligent or wilful act or omission of LB or breach of statutory duty by LB in the production and/or supply of the Product; and
          7.5.2 any product liability (other than that referred to in Clause 7.5.1) in respect of Product, unless such liability is caused by the negligent or wilful act or omission of LB in the production and/or supply of Product; and
          7.5.3 any negligent or wilful act or omission of Customer in relation to the use, processing, storage or sale of the Product.
     7.6 Nothing contained in these Standard Terms shall purport to exclude or restrict any liability for death or personal injury resulting directly from negligence by LB in carrying out the Services or any liability for breach of the implied undertakings of LB as to title.
     7.7 The obligations of both parties under this Clause 7 shall survive the termination for whatever reason of the Agreement.

8.   Customer Information, LB Know-How and Patent Rights
     8.1 Customer acknowledges that LB Know-How and LB acknowledges that Customer Information with which it is supplied by the other pursuant to the Agreement is supplied, subject to Clause 8.4, in circumstances imparting an obligation of confidence and each agrees to keep such LB Know-How or such Customer Information secret and confidential and to respect the other's proprietary rights therein and not at any time for any reason whatsoever to disclose or permit such LB Know-How or such Customer Information to be disclosed to any third party.
     8.2 Customer and LB shall each procure that all their respective employees, consultants and contractors having access to confidential LB Know-How or confidential Customer Information shall be subject to the same obligations of confidence as the principals pursuant to Clause 8.1 and shall enter into secrecy agreements in support of such obligations. Insofar as this is not reasonably practicable, the principals shall take all reasonable steps to ensure that any such employees, consultants and contractors are made aware of such obligations and shall take such steps as they deem appropriate to enforce such obligations.
     8.3 LB and Customer each undertake not to disclose or permit to be disclosed to any third party, or otherwise make use of or permit to be made use of, any trade secrets or confidential information relating to the technology, business affairs or finances of the other, any subsidiary, holding company or subsidiary or any such holding company of the other, or of any suppliers, agents, distributors, licensees or other customers of the other which comes into its possession under this Agreement.
     8.4 The obligations of confidence referred to in this Clause 8 shall not extend to any information which :
          8.4.1 is or becomes generally available to the public otherwise than by reason of a breach by the recipient party of the provisions of this Clause 8;
          8.4.2 is known to the recipient party and is at its free disposal prior to its receipt from the other;
          8.4.3 is subsequently disclosed to the recipient party without being made subject to an obligation of confidence by a third party who is free to make such disclosure; or

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          8.4.4 LB or Customer may be required to disclose under any statutory, regulatory or similar legislative requirement (including requirements of any Stock Exchange to which the party in question may be subject or necessary in connection with making submissions to the Medicines Control Agency), subject to the imposition of obligations of secrecy wherever possible in that relation.
     8.5  Customer acknowledges that:
          8.5.1 LB Know-How and the Patent Rights are vested in LB or LB is otherwise entitled thereto; and
          8.5.2 Customer acknowledges that, in order to undertake any commercial exploitation of the Cell Line or the Product, Customer will require a licence under the GS System gene expression system of which LB is the proprietor. Customer further acknowledges it is Customer's duty to satisfy itself as to the need for licences under other intellectual property vested in LB (including Patent Rights) and that vested in LB's Affiliates and other third parties; and
          8.5.3 save as expressly provided herein Customer shall not at any time by virtue of this agreement have any right, title, licence or interest in or to LB Know-How, the Patent Rights or any other intellectual property rights relating to the Process which are vested in LB or to which LB is otherwise entitled.
     8.6 The parties agree to meet regularly to discuss intellectual property matters of mutual interest and of relevance to the Services or the Product.
     8.7 The obligations of LB and Customer under this Clause 8 shall survive the termination for whatever reason of the Agreement.

9.   Termination
     9.1 Notwithstanding the provisions of Clause 4.3 if it becomes apparent to either LB or Customer at any stage in the provision of the Services that it will not be possible to complete the Services for scientific or technical reasons a sixty (60) day period shall be allowed for discussion to resolve such problems. If such problems are not resolved within such period, LB and Customer shall each have the right to terminate the Agreement forthwith by notice in writing. In the event of such termination, Customer shall pay to LB a termination fee such fee to be calculated by reference to all the internal costs incurred by LB prior to such termination, at LB's then standard rates to the extent such costs relate to the performance by LB of the Services. In addition, Customer shall pay LB all expenses reasonably incurred by LB with third parties and those reasonably incurred in giving effect to such termination plus an administration fee of ***%of such expenses. Such termination sum not to exceed***.
     9.2 Subject to Customer's rights under Clause 9.1 above, Customer has the right to terminate the Agreement at any time and for any reason by giving thirty (30) days prior written notice of its intention to terminate the Agreement under this clause. In the event of termination by Customer pursuant to Clause 9.2 Customer shall pay to LB a termination sum calculated in accordance with the principles of the calculation of the termination sum referred to in Clause 9.1, and in addition:
          9.2.1 Subject always to LB's obligation to keep Customer informed, in writing, of the planned out of freeze date for the Cell line no less than once in every month, if Customer serves notice of termination of the Agreement under this Clause 9.2 at any time three (3) months or less than three (3) months from the then planned out of freeze date for the Cell Line to be used in the manufacture, purification and delivery of GMP Product by LB, Customer shall pay the ***of the stage of the Services which the GMP activities in question comprise, save that such obligation to make payment shall be reduced to the extent LB in fact mitigates its loss in this regard and notifies Customer to that effect. For the avoidance of doubt, LB shall be under no obligation to take any active steps to mitigate such loss
     9.3 LB and Customer may each terminate the Agreement forthwith by notice in writing to the other upon the occurrence of any of the following events:
          9.3.1 if the other commits a breach of the Agreement which (in the case of a breach capable of remedy) is not remedied within thirty
               (30) days of the receipt by the other of notice identifying the breach and requiring its remedy; or
          9.3.2 if the other ceases for any reason to carry on business or compounds with or convenes a meeting of its creditors or has a receiver or manager appointed in respect of all or any part of its assets or is the subject of an application for an administration order or of any proposal for a voluntary arrangement or enters into liquidation (whether compulsorily or voluntarily) or undergoes any analogous act or proceedings under foreign law.

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     9.4  Upon the termination of the Agreement for whatever reason:
          9.4.1 LB shall promptly return all Customer Information to Customer and shall dispose of or return to Customer the Cell Line and any materials therefrom, as directed by Customer;
          9.4.2 Customer shall promptly return to LB all LB Know-How it has received from LB;
          9.4.3 Customer shall not thereafter use or exploit the Patent Rights or the LB Know-How in any way whatsoever;
          9.4.4 LB may thereafter use or exploit the Patent Rights or the LB Know-How in any way whatsoever without restriction; and
          9.4.5 LB and Customer shall do all such acts and things and shall sign and execute all such deeds and documents as the other may reasonably require to evidence compliance with this Clause 9.4.
     9.5 Termination of the Agreement for whatever reason shall not affect the accrued rights of either LB or Customer arising under or out of this Agreement and all provisions which are expressed to survive the Agreement shall remain in full force and effect.

10.  Force Majeure
     10.1 If LB is prevented or delayed in the performance of any of its obligations under the Agreement by Force Majeure and shall give written notice thereof to Customer specifying the matters constituting Force Majeure together with such evidence as LB reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, LB shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue.
     10.2 The expression "Force Majeure" shall be deemed to include any cause affecting the performance by LB of the Agreement arising from or attributable to acts, events, non-happenings, omissions or accidents beyond the reasonable control of LB.

11.  Governing Law, Jurisdiction and Enforceability
     11.1 The construction, validity and performance of the Agreement shall be governed by the laws of England, to the jurisdiction of whose courts LB and Customer submit.
     11.2 The parties shall use all reasonable efforts to solve any disputes which may arise under this Agreement. Before having recourse to litigate under Clause 11.1 the Chief Executive Officers of the parties, or their nominees, shall within one month (which period may be extended by agreement) from a request by either party to meet and use their efforts to resolve any disputes. Provided always that if there has been no resolution of such dispute within 2 months of the request to meet from either party, either party shall be entitled to refer such dispute to the courts in accordance with Clause 11.1.
     11.3 No failure or delay on the part of either LB or Customer to exercise or enforce any rights conferred on it by the Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the exercise or enforcement thereof at any time or times thereafter.
     11.4 The illegality or invalidity of any provision (or any part thereof) of the Agreement or these Standard Terms shall not affect the legality, validity or enforceability of the remainder of its provisions or the other parts of such provision as the case may be.

12.  Miscellaneous
     12.1 Neither party shall be entitled to assign, transfer, charge or in any way make over the benefit and/or the burden of this Agreement without the prior written consent of the other which consent shall not be unreasonably withheld or delayed, save that.
          12.1.1 LB shall be entitled without the prior written consent of Customer to assign, transfer, charge, sub-contract, deal with or in any other manner make over the benefit and/or burden of this Agreement to an Affiliate or to any 50/50 joint venture company of which LB is the beneficial owner of fifty percent (50%) of the issued share capital thereof or to any company with which that party may merge or to any company to which that party may transfer its assets and undertaking, and
          12.1.2 Customer shall be entitled without the prior written consent of LB to assign, transfer charge or otherwise make over the benefit and/or the burden of this Agreement to a third party which third party or its affiliate does not offer "biologics contract manufacturing" or "a fee for biologics manufacturing and/or process development service" services to third parties. This right is personal to Customer. This Agreement shall not be further assignable by Customers third party assignees pursuant to this Clause 12.1.2.

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     12.2 The text of any press release or other communication to be published by or in the media concerning the subject matter of the Agreement shall require the written approval of LB and Customer.
     12.3 The Agreement embodies the entire understanding of LB and Customer and there are no promises, terms, conditions or obligations, oral or written, expressed on implied, other than those contained in the Agreement. The terms of the Agreement shall supersede all previous agreements (if any) which may exist or have existed between LB and Customer relating to the Services.
     12.4 The parties to this Agreement do not intend that any term hereof should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.